UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2008

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

802 Main Street, West Point, Virginia		23181
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth under Item 2.03 is incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 25, 2008, C&F Finance Company, the wholly-owned consumer finance subsidiary of C&F Financial Corporation, entered into a loan agreement with third-party lenders in which C&F Finance Company obtained financing in the form of a secured revolving line of credit of up to $120 million maturing July 31, 2012. The line is secured primarily by all of C&F Finance Company’s consumer finance receivables. Interest is payable monthly in arrears and the rate of interest on the line is 30-day LIBOR plus 175 basis points to 180 basis points, depending on the average balance of the outstanding loan. C&F Finance Company has the option to prepay the loan, but will incur a prepayment penalty in the event C&F Finance Company repays the loan in full prior to the date which is one year before the maturity date. If C&F Finance Company defaults on the line of credit, the third-party lenders’ obligation to make advances under the line of credit will terminate and the lenders may declare the loan immediately due and payable. The proceeds of the line are being used to provide working capital for loan growth and for other operational needs. This loan agreement amends and restates the Loan and Security Agreement for $100 million by and between Wells Fargo Financial Preferred Capital, Inc. and C&F Finance Company dated as of August 1, 2005. A copy of the Amended and Restated Loan and Security Agreement is attached as Exhibit 10.19 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.19	Amended and Restated Loan and Security Agreement by and among Wells Fargo Preferred Capital, Inc., various financial institutions and C&F Finance Company dated as of August 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION
(REGISTRANT)

Date: August 28, 2008	By:	/s/ Thomas F. Cherry
Thomas F. Cherry
Chief Financial Officer

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